NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext. 1331

TreeHouse Foods, Inc. Reports Second Quarter Results
Westchester, IL, August 2, 2007 — TreeHouse Foods, Inc. (NYSE: THS) today announced that net income from continuing operations rose 42.9% to $0.30 per diluted share for the quarter ended June 30, 2007 compared to the second quarter of 2006. The results for the quarter included a $0.01 benefit from the sale of closed facilities, while last year’s results of $0.21 included $0.04 relating to costs associated with a closed facility and acquisition related accounting adjustments. Excluding these unusual items in 2007 and 2006, second quarter 2007 results increased 16% to $0.29 per share compared to $0.25 per share last year due to higher revenues.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “Second quarter results finished at the high end of our expectations as we began to see the results of our pricing and cost containment programs. We showed good progress in margin improvement and expect that quarter over quarter progress will continue over the balance of the year despite the ongoing pressures of our key input costs.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (adjusted EBITDA, as defined below, and reconciled to net earnings, the most directly comparable GAAP measure, on the attached schedule) increased to $29.9 million in the quarter compared to $26.6 million in the same period last year. The 12.4% increase is due to the addition of the Soup and Infant Feeding (SIF) business for a full quarter and improved operating margins in the legacy business.
Net sales for the second quarter of 2007 totaled $256.0 million, an increase of 10.3% over the second quarter of 2006, reflecting growth from the Company’s acquisition of its SIF business effective April 24, 2006 and the acquisition of San Antonio Farms and DeGraffenreid, LLC in the second quarter of 2007. Excluding the SIF business and the second quarter 2007 acquisitions, revenues decreased 1.0%. Pickle revenues declined by 4.1%, while non-dairy powdered creamer sales increased 8.0% over the same period last year due to both volume increases and higher selling prices. SIF revenues increased by 43.6% over the second quarter of 2006 because the current year includes a full three months of sales, while last year included only a partial quarter. Other product sales increased 14.5% as aseptic sales improvement offset lower refrigerated product sales and the results included one month of San Antonio Farms. Gross margin for the second quarter of 20.9% was flat compared to the prior year but improved 80 basis points on a sequential basis from the first quarter due to improved pricing. Operating costs were flat compared to last year at $34.5 million as higher costs associated with a full quarter of the SIF business were offset by lower stock option and other benefit-related expenses. As a percent of revenues, operating expense decreased from 14.9% last year to 13.4% in the second quarter of 2007. Net interest expense in the quarter was $4.0 million compared to $3.3 million last year due to higher bank debt used to fund the SIF and San Antonio Farms acquisitions.

Commenting further on the results, Mr. Reed said, “We began the year with high input costs that put pressure on our margins. We have since been successful in our pricing programs and continue to manage our internal controllable costs as evidenced by the continued improvement in operating costs to revenue. The improvement in margins from first quarter to second quarter was encouraging, especially in light of our expectation that most of the pricing programs will be realized during the key fourth quarter shipping season.”
SEGMENT RESULTS
TreeHouse’s measure of segment performance is adjusted gross margin. Adjusted gross margin is gross profit less delivery and commission costs. Pickle segment net sales were $94.3 million for the second quarter, a decrease of 4.1% from the second quarter last year, despite the acquisition of DeGraffenreid, LLC, due to continued softness in both foodservice and retail channels. Adjusted gross margins declined in the quarter from 13.1% last year to 11.2% this year as a result of significantly higher sweetener, vinegar and packaging costs, which were not offset by higher prices. Margins did increase slightly from the first quarter of 2007 as pricing is beginning to be realized in this category.
Powder segment sales increased by 8.0% compared to the same quarter a year ago due to higher selling prices and increased sales volumes. Adjusted gross margins in the quarter improved to 19.4% compared to 18.5% last year and 17.2% in the first quarter of 2007, reflecting a pass through of higher input costs, especially nonfat dry milk.
SIF, acquired on April 24, 2006, had revenues for the second quarter of $61.3 million compared to $42.7 million in the partial quarter last year. Adjusted gross margins for the quarter were 15.8% compared to 10.2% last year due to cost reduction programs in 2007 and last year’s inclusion of an unfavorable purchase accounting adjustment to opening inventories.
ACQUISITION ACTIVITY
In April, the Company acquired 49% of the voting stock of Santa Fe Ingredients, a New Mexico based chile processing company supplying leading packaged food companies with industrial green chiles and jalapeno peppers. The terms of the transaction have not been disclosed as we believe the amounts involved are not material to TreeHouse.
On May 7, 2007 the Company acquired DeGraffenreid, LLC, a leading processor and distributor of pickles and related products to the foodservice industry, from Bell-Carter Foods, Inc. for $10 million plus an adjustment for working capital. The company is located in Springfield, Missouri and has annual sales of approximately $23 million. The purchase included all of the company’s working capital and production equipment. Concurrent with the acquisition of assets, TreeHouse entered into a lease for the land and buildings used in the operation of the acquired business. Due to the small size of the company and first year integration activities, the Company estimates this transaction will be neutral to earnings in 2007.
On May 31, 2007 the Company completed its acquisition of San Antonio Farms from Silver Ventures, Inc. for $88.8 million. San Antonio Farms is a producer of Mexican sauces for the retail, foodservice and industrial markets. The transaction was financed through borrowings under the Company’s existing $500 million credit facility. For the 12 months ending March 31, 2007, San Antonio Farms had revenues of $45.3 million.

TreeHouse expects that San Antonio Farms will generate partial year operating earnings of approximately $0.02 per share in 2007 before one-time acquisition and integration expenses of approximately $0.03 per share. Earnings for the full year 2008 are expected to be $0.05 per share with no unusual items anticipated.
The Company also announced on June 25, 2007 that they had entered into a definitive agreement with E.D. Smith Income Fund (JAM-UN.TO) (the “Fund”) to acquire substantially all of the assets of the Fund for approximately $203 million plus the assumption of existing debt and transaction costs. It is anticipated that the unitholders of E.D. Smith Income Fund will receive up to CDN$9.15 per unit, subject to a holdback to cover certain contingencies associated with a potential tax liability and wind-up costs.
Headquartered in Winona, Ontario, E.D. Smith is a leading manufacturer of high-quality branded and private label food products, which it markets and distributes to the retail grocery and foodservice markets in Canada and the United States. E.D. Smith’s diverse portfolio includes fruit-based products, pie fillings, ketchup, sauces, and pourable and spoonable salad dressings. In both the U.S. and Canada, it is the private label market leader in pourable salad dressings. For the 12 months ending March 31, 2007, E.D. Smith had revenues of approximately $245 million. E.D. Smith headquarters will remain in Winona, Ontario.
E.D. Smith announced today that the special meeting of unitholders to approve TreeHouse’s acquisition of the operating assets of E.D. Smith will be postponed until September 27, 2007 to provide E.D. Smith with additional time to resolve certain tax matters. The resolution of these tax matters will not affect the economics of the transaction to TreeHouse, nor is it expected to result in a meaningful delay in the consummation of the transaction.
TreeHouse expects the transaction to close early in the fourth quarter of 2007. E.D. Smith is expected to contribute approximately $0.07 per share on an annualized basis but will only contribute $0.01 per share of operating earnings in the fourth quarter based on the anticipated close date of the transaction. These earnings estimates will be reduced by one-time acquisition accounting adjustments and integration activities of approximately $0.07 in the fourth quarter and $0.02 in 2008.
“We are extremely excited about the distribution opportunities that exist for us with the addition of E.D. Smith,” commented David Vermylen, President and COO of TreeHouse. “We currently have very little distribution of TreeHouse products into Canada, while E.D. Smith can benefit greatly from our reach across the US retail and foodservice markets. We see great opportunities to move our existing products across each other’s distribution networks to grow revenues and gain efficiencies in warehousing and freight costs. Our complementary product lines will offer retail and foodservice customers an even stronger one stop shop for shelf stable food products.”
OUTLOOK FOR THE REMAINDER OF 2007
“We had a very active second quarter, as evidenced by the acquisition activity and our strong second quarter results. Our pricing programs are progressing as planned, and although they are skewed towards our seasonally strong fourth quarter, we still expect to see similar year over year earnings improvement in the third quarter,” said Reed. “As such, we expect third quarter earnings to be in the $0.29 to $0.32 range and are reaffirming our guidance for full year earnings per share of $1.29 to $1.34 before the effect of new acquisitions. Further, although the acquisitions will contribute approximately $0.03 per share in operating earnings over the second half of the year, one time accounting and integration costs of $0.10 will result in dilution of about $0.07 per share in 2007.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net income related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization expense, stock option expense and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation table between earnings for the three and six month periods ended June 30, 2007 and June 30, 2006 calculated according to GAAP and adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup; infant feeding products; salsa and Mexican sauces; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential,” “will” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 and subsequent quarterly report on Form 10-Q discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales	$256,031	$232,118	$515,015	$404,842
Cost of sales	202,424	183,595	409,319	315,929

Gross profit	53,607	48,523	105,696	88,913
Operating expenses:
Selling and distribution	21,483	18,847	42,949	32,897
General and administrative	12,096	13,791	25,622	26,614
Other operating (income) expense — net	(365)	1,006	(311)	1,952
Amortization expense	1,244	845	2,310	1,309

Total operating expenses	34,458	34,489	70,570	62,772

Operating income	19,149	14,034	35,126	26,141
Other expense:
Interest expense, net	3,977	3,252	7,801	3,413

Total other expense	3,977	3,252	7,801	3,413

Income from continuing operations before income taxes	15,172	10,782	27,325	22,728
Income taxes	5,789	4,182	10,519	8,722

Income from continuing operations	9,383	6,600	16,806	14,006

Loss from discontinued operations, net of tax	(21)	(6)	(30)	(13)

Net income	$9,362	$6,594	$16,776	$13,993

Weighted average common shares:
Basic	31,202	31,145	31,202	31,121
Diluted	31,311	31,231	31,312	31,224
Basic earnings per common share:
Income from continuing operations	$0.30	$0.21	$0.54	$0.45
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.30	$0.21	$0.54	$0.45

Diluted earnings per common share:
Income from continuing operations	$0.30	$0.21	$0.54	$0.45
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.30	$0.21	$0.54	$0.45

Supplemental Information:
Depreciation and Amortization	8,036	6,251	15,853	10,766
Expense under FAS123R, before tax	3,077	4,423	6,789	9,238

Segment Information:
Pickle Segment
Net Sales	94,296	98,291	166,736	172,432
Adjusted Gross Margin	10,596	12,877	18,572	24,710
Adjusted Gross Margin Percent	11.2%	13.1%	11.1%	14.3%

Powder Segment
Net Sales	65,642	60,775	137,456	127,613
Adjusted Gross Margin	12,710	11,226	25,044	24,385
Adjusted Gross Margin Percent	19.4%	18.5%	18.2%	19.1%

Soup & Infant Feeding Segment
Net Sales	61,279	42,659	147,063	42,659
Adjusted Gross Margin	9,660	4,355	22,592	4,355
Adjusted Gross Margin Percent	15.8%	10.2%	15.4%	10.2%

The following table reconciles our net income to adjusted EBITDA for the months ended June 30, 2007 and 2006:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED INCOME TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income as reported	$9,362	$6,594	$16,776	$13,993
Net Interest expense	3,977	3,252	7,801	3,413
Income taxes	5,789	4,182	10,519	8,722
Discontinued operations	21	6	30	13
Depreciation and amortization	8,036	6,251	15,853	10,766
Stock option expense	3,077	4,423	6,789	9,238
Plant shut-down costs, asset sales and purchase accounting	(356)	1,927	(277)	2,879

Adjusted EBITDA	$29,906	$26,635	$57,491	$49,024